                          PLAN AND AGREEMENT OF MERGER

                                      DATED

                                NOVEMBER 22, 1999

                                     BETWEEN

                            GARDEN RIDGE CORPORATION

                                       AND

                           GR ACQUISITION CORPORATION

                          PLAN AND AGREEMENT OF MERGER

                          PLAN AND AGREEMENT OF MERGER


                  This is a Plan and Agreement of Merger (the "Agreement") dated as of November 22, 1999, between Garden Ridge Corporation (the "Company"), a Delaware corporation, and GR Acquisition Corporation ("Acquisition"), a Delaware corporation.

                                   ARTICLE 1

                                THE TENDER OFFER

         1.1 The Tender Offer. (a) On the date of this Agreement, Acquisition is acquiring approximately 4,998,200 shares of common stock of the Company ("Common Stock"). Not later than the first business day after the date of this Agreement, Acquisition will make a public announcement of an offer (the "Tender Offer") to purchase any and all of the outstanding Common Stock which Acquisition or its parent, GR Holdings, LLC ("Holdings"), does not then own at a price (the "Tender Offer Price") of $11.50 per share, net to the seller, in cash.

                  (b) Within five business days after the public announcement of the Tender Offer, Acquisition will file with the Securities and Exchange Commission ("SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Tender Offer (together with any amendments or supplements, the "Schedule 14D-1"), including forms of an offer to purchase, a letter of transmittal and a summary advertisement (the Schedule 14D-1 and the documents included in it by which the Tender Offer will be made, as they may be supplemented or amended, being the "Offer Documents"). Promptly after the Offer Documents are filed with the SEC, Acquisition will communicate the Tender Offer to the record holders and beneficial owners of the Common Stock. Each of Acquisition and the Company will promptly correct any information provided by it for use in the Offer Documents if and to the extent that information is or becomes incomplete or inaccurate in any material respect, and Acquisition will supplement or amend the Offer Documents to the extent required by the Securities Exchange Act of 1934, as amended (the

"Exchange Act") and the rules under it, file the amended or supplemented
Offer Documents with the SEC and, if required, disseminate the amended Offer Documents to the Company's stockholders. The Company and its counsel will be given a reasonable opportunity to review the Offer Documents and any amendments or supplements to them before they are filed with the SEC or disseminated to the Company's stockholders.

                  (c) The day on which the Tender Offer expires (the "Expiration Date") will not be earlier than 20 business days, and will not be later than 60 days, after the day on which the Schedule 14D-1 is filed with the SEC.

                  (d) Subject to the conditions to the Tender Offer set forth on
Exhibit 1.1-E and the other conditions set forth in this Agreement, Acquisition will, not later than five days after the Expiration Date, accept for payment and pay for all the shares of Common Stock which are properly tendered in response to the Tender Offer and not withdrawn. The obligation of Acquisition to accept for payment and pay for shares which are properly tendered and not withdrawn will not be subject to any conditions other than those set forth on Exhibit 1.1-E. Acquisition will not, without the prior consent of the Company, (i) decrease the Tender Offer Price below that described in subparagraph (a), (ii) decrease the number of shares being solicited in the Tender Offer, (iii) change the form of consideration payable in the Tender Offer, (iv) modify or add to the conditions set forth on Exhibit 1.1-E or (v) extend the Expiration Date to a day which is more than 60 days after the day on which the Schedule 14D-1 is filed with the SEC, except that (A) if the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") have not expired or been terminated at least three days before the Expiration Date, the Expiration Date may be extended until 10 business days after the day on which the waiting periods under the HSR Act expire or are terminated, (B) if the Tender Offer is modified to increase the Tender Offer Price or in any other manner permitted by this Agreement, the Expiration Date may be extended until 10 business days after the day on which Acquisition makes a public announcement of the modification, (C) if anyone other than Acquisition makes a tender offer for Common Stock before the Tender Offer expires, Acquisition may extend the Expiration Date until not more than 10 business days after the other tender offer expires, and (D) if Acquisition is prevented by an order of a court or other governmental agency from accepting shares which are tendered in response to the Tender Offer, Acquisition may extend the Expiration Date until 10 business days after Acquisition is able to accept shares without violating any order of any court or other governmental agency.

         1.2 Company Action. (a) The Company approves of and consents to the Tender Offer and represents and warrants that its Board of Directors (the "Board"), acting on the recommendation of a Special Committee (the "Special Committee") none of the members of which are partners in, employees of or otherwise affiliated with Three Cities Research, Inc. or any investment fund managed by it, has (i) determined that this Agreement and the transactions contemplated by it are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated by it, including Acquisition's acquiring Common Stock on the date of this Agreement as described in Paragraph 1.1(a), the Tender Offer and the Merger (described in Article 2), and (iii) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their shares in response to the Tender Offer, and adopt and approve this Agreement and the Merger.
Notwithstanding anything contained in this subparagraph (a) or elsewhere in this Agreement, if the Board, based upon written advice from its counsel, determines in good faith to withdraw, modify or amend the recommendation, because the failure to do so could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law, that withdrawal, modification or amendment will not constitute a breach of this Agreement.

                  (b) The Company will file with the SEC, promptly after Acquisition files the Schedule 14D-1, a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with any amendments or supplements, the "Schedule 14D-9") containing the recommendations described in subparagraph (a) and will disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act. The Company and Acquisition each agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that information is or becomes incomplete or inaccurate in any material respect and the Company will file any corrected Schedule 14D-9 with the SEC and disseminate the corrected Schedule 14D-9 to the Company's stockholders to the extent required by the Exchange Act or the rules under it.

                  (c) In connection with the Tender Offer, the Company will promptly furnish Acquisition with mailing labels, security position listings and any other available listing or computer files containing the names and addresses of the record holders or beneficial owners of shares of Common Stock as of a recent date and the Company will furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Acquisition or its representatives may reasonably request in order to communicate the Tender Offer to the record holders and beneficial owners of the Common Stock. Subject to the requirements of applicable law, Acquisition will hold in confidence the information contained in any such labels, listings or files, and will use that information only in connection with the Tender Offer and the Merger. If this Agreement is terminated, Acquisition will return to the Company the originals and all copies of that information which are in Acquisition's possession.

                                   ARTICLE 2

                                   THE MERGER

         2.1 Agreement to Effect Merger. If (a) at least 51% of the outstanding shares of Common Stock which neither Acquisition nor Holdings owns when Acquisition makes a public announcement of the Tender Offer are properly tendered in response to the Tender Offer and not withdrawn, (b) Acquisition purchases the shares of Common Stock which are properly tendered in response to the Tender Offer and not withdrawn, and (c) the conditions to the Merger set forth in Paragraph 6.2 are satisfied or waived, Acquisition will take all steps in its power, including voting, and causing its affiliates to vote, all the Common Stock beneficially owned by any of them in favor of adoption of this Agreement and approval of the Merger, to cause Acquisition to be merged into the Company (the "Merger") on the terms and with the effects set forth in Paragraphs
2.2 through 2.8.

         2.2 The Merger. In the Merger, Acquisition will be merged into the Company, which will be the surviving corporation of the Merger (the "Surviving Corporation"). Except as specifically provided in this Agreement, when the Merger becomes effective, (i) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of the Company will continue unaffected and unimpaired by the Merger, (ii) the separate existence of Acquisition will terminate, and Acquisition's real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises will be merged into the Surviving Corporation, and (iii) the Merger will have the other effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL").

         2.3 Certificate of Incorporation. From the Effective Time (described in Paragraph 3.3) until subsequently amended, the Certificate of Incorporation of Acquisition immediately before the Effective Time will be the Certificate of Incorporation of the Surviving Corporation, except that it will provide that (i) the name of the Surviving Corporation will be "Garden Ridge

Corporation," and (ii) the number of shares which the Surviving Corporation will be authorized to issue will be 400,000 shares of common stock, par value $.01 per share, and that Certificate of Incorporation, separate and apart from this Agreement, may be certified as the Certificate of Incorporation of the Surviving Corporation.

         2.4 By-Laws. At the Effective Time, the By-Laws of Acquisition immediately before the Effective Time will be the By-Laws of the Surviving Corporation, and will remain so until they are altered, amended or repealed.

         2.5 Directors. The directors of Acquisition immediately before the Effective Time will be the directors of the Surviving Corporation after the Effective Time and will hold office in accordance with the By-Laws of the Surviving Corporation.

         2.6 Officers. The officers of the Company immediately before the Effective Time will be the officers of the Surviving Corporation after the Effective Time and will hold office at the pleasure of the Board of Directors, and in accordance with the By-Laws, of the Surviving Corporation.

         2.7 Stock of the Company. (a) Except as provided in subparagraph (b), at the Effective Time each share of Common Stock which is outstanding immediately before the Effective Time will be converted into and become the right to receive a sum in cash equal to the Tender Offer Price (the "Merger Price").

                  (b) Each share of Common Stock held in the treasury of the Company, and each share of Common Stock held by Acquisition or by any direct or indirect subsidiary of the Company, immediately before the Effective Time will, at the Effective Time, be cancelled and cease to exist and no payment will be made with respect to any of those shares.

         2.8 Stock of Acquisition. At the Effective Time, each share of stock of Acquisition ("Acquisition stock") which is outstanding immediately before the Effective Time will be converted into and become one share of the same class of stock of the Surviving Corporation. At the Effective Time, a certificate which represented Acquisition stock will automatically become and be a certificate representing the number of shares of the class of Surviving Corporation stock into which the Acquisition stock represented by the certificate was converted.

         2.9 Stockholders Meeting. (a) If the conditions described in Paragraph
2.1 are satisfied, and if approval by the Company's stockholders is required by applicable law or by the rules of the Nasdaq National Market (if they are applicable) in order to enable the Company to consummate the Merger, the Company will:

                           (i) hold a special meeting of its stockholders as
soon as practicable following the Expiration Date for the purpose of adopting this Agreement and approving the Merger (the "Stockholders Meeting");

                           (ii) as promptly as practicable after the Expiration
Date, (v) file with the SEC (if the Company is required to file proxy materials with the SEC) a proxy statement (the "Proxy Statement") and other proxy soliciting materials relating to the Stockholders Meeting, (w) respond promptly to any comments made by the staff of the SEC with respect to the Proxy Statement or other proxy soliciting materials and in all other ways use its best efforts to cause review of the Proxy Statement to be completed as promptly as practicable, (x) as promptly as practicable, and in any event within 5 days after the Company is informed that the SEC staff has no further contents about the Proxy Statement, cause the Proxy Statement to be mailed to its stockholders,
(y) cause the Stockholders Meeting to be held not later than the 30th day after the day on which the Proxy Statement is mailed, and (z) in all other respects, use its best efforts to cause its stockholders to adopt this Agreement and approve the Merger; and

                           (iii) include in the Proxy Statement the
recommendation of the Board that the stockholders of the Company vote in favor of the adoption of this Agreement and approve the Merger, unless the Board, based upon written advice from its counsel, determines in good faith that the failure to amend or withdraw that recommendation could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law.

                  (b) Acquisition will (i) supply to the Company all information in Acquisition's possession, including any required financial statements of Acquisition, which the Company is required to include in the Proxy Statement and
(ii) in all other respects cooperate with the Company in its efforts to file the Proxy Statement with the SEC and cause review of the Proxy Statement to be completed as promptly as practicable after it is filed with the SEC.

         2.10 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Common Stock that is outstanding immediately prior to the Effective Time which is held by stockholders who have complied with Section 262 of the DGCL (including making a timely demand for appraisal and not voting in favor of or consenting to the Merger) will not be converted into the right to receive the Merger Price. Instead, if the Merger takes place, the Surviving Corporation will pay the holders of those shares the fair value of the shares determined as provided in Section 262 of the DGCL. Shares held by stockholders who fail to perfect, or who otherwise properly withdraw or lose, their rights to receive the fair value of their shares determined under Section 262 of the DGCL will be deemed to have been converted, at the later of the Effective Time or the time they withdraw or lose their rights to receive the fair value of their shares, into the right to receive the Merger Price, without any interest.

                  (b) The Company will promptly give Acquisition (i) notice of any demands for appraisal received by the Company, any withdrawals of any such demands, and any other communications required by, or relating to, Section 262 of the DGCL which the Company receives and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Acquisition, make any payment with respect to any demand for payment of the fair value of shares or offer to settle or settle any such demand.

         2.11 Payment for Shares. (a) Prior to the Effective Time, Acquisition will designate a bank or trust company to act as Paying Agent in connection with the Merger (the "Paying Agent"). At, or immediately before, the Effective Time, Acquisition or the Surviving Corporation will provide the Paying Agent with the funds necessary to make the payments contemplated by Paragraph 2.7. Until used for that purpose, the funds will be invested by the Paying Agent, as directed by Acquisition, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services Inc. or Standard & Poors' Corporation, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating more than $200 million (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise).

                  (b) Promptly after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each person who was a record holder of Common Stock at the Effective Time, a form of letter of transmittal for use in effecting the surrender of stock certificates representing Common Stock ("Certificates") in order to receive payment of the Merger Price. When the Paying Agent receives a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent will pay to the holder of the Certificate, or as otherwise directed in the letter of transmittal, the Merger Price with regard to the shares represented by the Certificate, and the Certificate will be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of Certificates. If payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, the surrendered Certificate must be properly endorsed or otherwise be in proper form for transfer, and the person who surrenders the Certificate must provide funds for payment of any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the tax has been paid. After the Effective Time, a Certificate which has not been surrendered will represent only the right to receive the Merger Price, without any interest.

                  (c) If a Certificate has been lost, stolen or destroyed, the Surviving Corporation will accept an affidavit and indemnification reasonably satisfactory to it instead of the Certificate.

                  (d) At any time which is more than six months after the Effective Time, the Surviving Corporation may require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and have not been disbursed to holders of shares of Common Stock (including, without limitation, interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to the Surviving Corporation, former stockholders of the Company must look to the Surviving Corporation for payment of the Merger Price upon surrender of the Certificates held by them. Neither the Surviving Corporation nor the Paying Agent will be liable to any former stockholder of the Company for any Merger consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar law.

                  (e) After the Effective Time, the Surviving Corporation will not record any transfers of shares of Common Stock on the stock transfer books of the Company or the Surviving Corporation, and the stock ledger of the Company will be closed. If, after the Effective Time, Certificates are presented for transfer, they will be cancelled and treated as having been surrendered for the Merger Price.

         2.12 Options and Warrants. At the Effective Time, each option or warrant issued by the Company which is outstanding at that time (a) will become the right to receive a sum in cash equal to (i) the amount, if any, by which the Merger Price exceeds the per share exercise price of the option or warrant, times (ii) the number of shares of Common Stock issuable upon exercise of the option or warrant in full (irrespective of vesting provisions), and (b) except as described in clause (a), will be cancelled. In order to receive the amount to which a holder of an option or warrant is entitled under this Paragraph, the holder must deliver to the Company (i) any certificate or option agreement relating to the option or warrant and (ii) a document in which the holder acknowledges that the payment the holder is receiving is in full satisfaction of any rights the holder may have under or with regard to the option or warrant.

         2.13 Stock Purchase Plan. At the Effective Time, (i) all funds held in participants' accounts under the Company's Stock Purchase Plan which were contributed in accordance with elections made prior to the date of this Agreement and which have not yet been used to purchase Common Stock will be paid over to the Company and (ii) each participant will receive from the Company $11.50 for each $9.775 paid over to the Company from the participant's account.

                                   ARTICLE 3

                            EFFECTIVE TIME OF MERGER

         3.1 Date of the Merger. The day on which the Merger is to take place (the "Merger Date") will be (a) the day on which the Merger is approved by the holders of a majority of the outstanding shares of Common Stock or (b) if stockholder approval of the Merger is not required by applicable law or by the rules of the Nasdaq National Market (if they are applicable), a day designated by Acquisition which will be not later than 10 days after the Expiration Date. The Merger Date may be changed with the consent of the Company and Acquisition.

         3.2 Execution of Certificate of Merger. Not later than 3:00 P.M. on the day before the Merger Date, (a) Acquisition and the Company will each execute a certificate of merger (the "Certificate of Merger") substantially in the form of
Exhibit 3.2 and deliver it to Rogers & Wells LLP for filing with the Secretary of State of Delaware. Rogers & Wells LLP will be instructed that, if it is notified on the Merger Date that all the conditions in Article VI have been fulfilled or waived, it is to cause the Certificate of Merger to be filed with the Secretary of State of Delaware on the Merger Date or as soon after that date as is practicable.

         3.3 Effective Time of the Merger. The Merger will become effective at 11:59 P.M. on the day when the Certificate of Merger is filed with the Secretary of State of Delaware (that being the "Effective Time").

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

         4.1 Representations and Warranties of Acquisition. Acquisition represents and warrants to the Company as follows:

                  (a) Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Acquisition has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize Acquisition to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by Acquisition and is a valid and binding agreement of Acquisition, enforceable against Acquisition in accordance with its terms.

                  (c) Neither the execution or delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the Certificate of Incorporation or by-laws of Acquisition, any agreement or instrument to which Acquisition or any subsidiary of Acquisition is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over Acquisition or any of its subsidiaries, except violations or breaches of, or defaults under, agreements or instruments which would not have a Material Adverse Effect on the Company (as defined below).

                  (d) No governmental filings, authorizations, approvals or consents, or other governmental action, other than the termination or expiration of waiting periods under the HSR Act, if any, are required to permit Acquisition to fulfill all its obligations under this Agreement.

                  (e) Acquisition was formed solely for the purpose of engaging in the transaction contemplated by this Agreement. Acquisition has not, and on the Effective Date will not have, engaged in any activities or incurred, directly or indirectly, any obligations or liabilities, except the activities relating to or contemplated by this Agreement and obligations or liabilities incurred in connection with those activities and with the transactions contemplated by this Agreement.

                  (f) Neither the Offer Documents nor any information supplied by Acquisition for inclusion in the Schedule 14D-9 will, at the respective times the Schedule 14D-1 and the Schedule 14D-9 are filed with the SEC and first published, sent or given to the Company's stockholders, contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. On the date the Proxy Statement is mailed to the Company's stockholders and on the date of the Stockholders Meeting, none of the information supplied by Acquisition for inclusion in the Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Stockholders Meeting or the solicitation of proxies to be used at the Stockholders Meeting. However, Acquisition does not make any representations or warranties with respect to information supplied by the Company or any of its affiliates or representatives for inclusion in the Offering Documents, or with respect to the Schedule 14D-9 or the Proxy Statement (except to the extent of information supplied by Acquisition for inclusion in the Schedule 14D-9 or the Proxy Statement). The Offering Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules under it.

                  (g) Acquisition is wholly owned by GR Holdings, LLC ("Holdings"), which in turn, until the date of this Agreement, has been wholly owned by Three Cities Fund III, L.P. ("Three Cities"). Three Cities has, or has arranged equity investments or loans which will provide, sufficient funds to enable Acquisition to purchase and pay for in a timely manner all the

Common Stock which is tendered in response to the Tender Offer and enable Acquisition to fulfill in a timely manner all of its other obligations under this Agreement.

                  (h) None of Acquisition, Holdings or Three Cities is the subject of any suit or governmental proceeding which seeks to prevent Acquisition from completing the transactions which are the subject of this Agreement, nor, to the best of Acquisition's knowledge, has any such suit or proceeding been threatened.

         4.2 Representations and Warranties of the Company. The Company represents and warrants to Acquisition as follows:

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) The Company has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Company to enter into this Agreement and carry out the transactions contemplated by it, other than adoption of this Agreement by the stockholders of the Company, have been taken. This Agreement has been duly executed by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

                  (c) Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Certificate of Incorporation or By-Laws of the Company, any agreement or instrument to which the Company or any subsidiary of the Company is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Company or any of its subsidiaries, except violations or breaches of, or defaults under, agreements or instruments which would not have a Material Adverse Effect on the Company, Acquisition, Holdings or any stockholder of Holdings.

                  (d) Except as shown on Exhibit 4.2-D, no governmental filings, authorizations, approvals, or consents, or other governmental action, other than the expiration or termination of waiting periods under the HSR Act, if any, are required to permit the Company to fulfill all its obligations under this Agreement.

                  (e) The Company and each of its subsidiaries is qualified to do business as a foreign corporation in each state in which it is required to be qualified, except states in which the failure to qualify, in the aggregate, would not have a Material Adverse Effect upon the Company. As used in this Agreement, the term "Material Adverse Effect" upon a company means a material adverse effect upon (i) the consolidated financial position of that company and its subsidiaries taken as a whole, or (ii) the consolidated results of operations of that company and its subsidiaries taken as a whole compared with the consolidated results of their operations during the same period of the prior year. For the purposes of the definition of Material Adverse Effect, (x) an adverse change in financial condition will be material if it is a reduction of 5% or more in working capital, tangible net worth or net asset value, and (y) an adverse change in results of operations will be material if it is a reduction of 5% or more in total revenues, net income before income taxes, net income, or earnings before interest, taxes, depreciation and amortization.

                  (f) The only authorized stock of the Company is 40,000,000 shares of Common Stock, par value $.01 per share. At the date of this Agreement, the only outstanding stock of the Company is 16,176,800 shares of Common Stock. All the outstanding shares have been duly authorized and issued and are fully paid and non-assessable. Except as shown on Exhibit 4.2-F, the Company has not issued any options, warrants or convertible or exchangeable securities, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company to issue or sell any of its stock. On November 8, 1999, the Board, acting on the recommendations of the Special Committee, approved for the purposes of the transaction which are the subject of this Agreement, the acquisition by Holdings of more than 15% of the outstanding Common Stock and the acquisition by Acquisition of any or all the Common Stock which Holdings at any time owns. By reason of that approval neither the acquisition of Common Stock by Acquisition described in Paragraph 1.1(a) nor the prior acquisition of that Common Stock by Holdings will cause acquisition or Holdings to be subject to the restrictions upon business combinations contained in Section 203 of the DGCL. In addition, the Company, with the approval of the Board, has amended the Amended and Restated Rights Agreement (the "Rights Agreement") dated as of July 14, 1999 between the Company and Chase Mellon Shareholder Services, L.L.C., to exclude Acquisition, Holdings and Three Cities from the definition of "Acquiring Person" in the Rights Agreement. As a result of that amendment, none of the acquisition of Common Stock by Acquisition on the date of this Agreement described in Paragraph 1.1(a), the acquisition of Common Stock by Holdings on the date of this Agreement or any of the transactions contemplated by this Agreement will result in there being a Distribution Date under the Rights Agreement or otherwise entitle anyone to exercise Rights under the Rights Agreement.

                  (g) Except as shown on Exhibit 4.2-G, (i) each of the corporations and other entities of which the Company owns directly or indirectly 50% or more of the equity (each corporation or other entity of which a company owns directly or indirectly 50% or more of the equity being a "subsidiary" of that company) has been duly organized, and is validly existing and in good standing under the laws of its state of incorporation, (ii) all the shares of stock of each of the Company's subsidiaries which are owned by the Company or any of its subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive rights, and (iii) neither the Company nor any of its subsidiaries has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company or any subsidiary to issue or sell any stock or other equity interests in any of the Company's subsidiaries and, there are no registration covenants or transfer or voting restrictions with respect to outstanding securities of any of the Company's subsidiaries.

                  (h) Since February 1, 1996, the Company has filed with the SEC all forms, statements, reports and documents it has been required to file under the Securities Act of 1993, as amended, the Exchange Act or the rules under them.

                  (i) The Company's Annual Report on Form 10-K for the year ended January 31, 1999 (the "1999 10-K") and its Report on Form 10-Q for the period ended August 1, 1999 (the "August 10-Q") which were filed with the SEC, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the 1999 10-K all were prepared, and the financial information included in the August 10-Q was derived from financial statements which were prepared, in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except that financial information included in the August 10-Q does not contain notes and is subject to normal year end adjustments) and present fairly the consolidated financial condition and the consolidated results of operations of the Company and its subsidiaries at the dates, and for the periods, to which they relate. The Company has not filed any reports with the Securities and Exchange Commission with regard to any period which ended, or any event which occurred, after August 1, 1999, except a Schedule 13E-4 which the Company filed on August 26, 1999, and amended on October 7, 1999.

                  (j) Since August 1, 1999, (i) the Company and its subsidiaries have conducted their respective businesses in the ordinary course and in the same manner in which they were conducted prior to August 1, 1999, and (ii) nothing has occurred which, individually or in aggregate, has had a Material Adverse Effect on the Company, except purchases by the Company of its Common Stock, (including purchases through a tender offer which expired on September 23, 1999), which reduced the Company's working capital, tangible net worth and net assets.

                  (k) The assets of the Company and its subsidiaries constitute, in the aggregate, all the assets (including, but not limited to, intellectual property rights) used in or necessary to the conduct of their businesses as they currently are being conducted.

                  (l) The Company and it subsidiaries have at all times complied, and currently are complying, with all applicable Federal, state, local and foreign laws and regulations, except failures to comply which would not reasonably be expected, in the aggregate, to have a Material Averse Effect on the Company.

                  (m) The Company and its subsidiaries have all licenses and permits which are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted, except licenses or permits the lack of which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Company.

         (n) The Company and each of its subsidiaries has filed when due (taking account of extensions) all Tax Returns (as defined below) which it has been required to file and has paid all Taxes shown on those returns to be due. Those Tax Returns accurately reflect all Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company or the subsidiary and which have been adequately reserved against in accordance with GAAP on the balance sheet at August 1, 1999 included in the August 10-Q. Except as shown on Exhibit 4.2-N, (i) no extension of time given by the Company or any of its subsidiaries for completion of the audit of any of its Tax Returns is in effect, (ii) no tax lien has been filed by any taxing authority against the Company or any of its subsidiaries or any of their assets,
(iii) no Federal, state or local audits or other administrative proceedings or court proceedings with regard to Taxes are presently pending with regard to the Company or any of its subsidiaries, (iv) neither the Company nor any subsidiary is a party to any agreement providing for the allocation or sharing of Taxes,
(v) neither the Company nor any subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Internal Revenue Code of 1986, as amended (the "Code") and (vi) neither the Company nor any subsidiary has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by the Company or any subsidiary. For the purposes of this Agreement, the term "Taxes" means all taxes (including, but not limited to, withholding taxes), assessments, fees, levies and other governmental charges, and any related interest or penalties. For the purposes of this Agreement, the term "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

         (o) (i) The Company and its subsidiaries have all material environmental permits which are necessary to enable them to conduct their businesses as they currently are being conducted without violating any Environmental Laws, (ii) the Company has not received any notice of material noncompliance or material liability under any Environmental Law, (iii) neither the Company nor any subsidiary has performed any acts, including but not limited to releasing, storing or disposing of hazardous materials, there is no condition on any property owned or leased by the Company or a subsidiary, and there was no condition on any property formerly owned or leased by the Company or a subsidiary while the Company or a subsidiary owned or leased that property, that could result in material liability by the Company or a subsidiary under any Environmental Law and (iv) neither the Company nor any subsidiary is subject to any order of court or governmental agency requiring the Company or any subsidiary to take, or refrain from taking, any actions in order to comply with any Environmental Law and no action or proceeding seeking such an order is pending or, insofar as any officer of the Company is aware, threatened against the Company. As used in this Agreement, the term "Environmental Law" means any Federal, state or local law, rule, regulation, guideline or other legally enforceable requirement of a governmental authority relating to protection of the environment or to environmental conditions which affect human health or safety.

                  (p) The Company has conducted tests to determine the extent to which computer software and hardware and other equipment which it uses are Y2K Compliant. All computer software and hardware and other equipment which the Company or a subsidiary uses either is Y2K Compliant or can be made Y2K Compliant before December 31, 1999 at a total cost to the Company and its subsidiaries of not more than $100,000. Failures of items sold by the Company to be Y2K Compliant will not result in liabilities or costs to the Company which, in aggregate, will have a Material Adverse Effect on the Company. The Company has conducted a survey of its suppliers seeking to determine the extent to which their activities may be affected by failures of computer software or hardware or other equipment to be Y2K Compliant. Based upon the results of that survey, the Company has no reasonable basis to believe that failures of computer software or hardware or other equipment used by suppliers of the Company and its subsidiaries will have a Material Adverse Effect on the Company. As used in this Agreement, systems and equipment will be Y2K compliant if they are capable of recognizing that dates in the year 2000 are subsequent to December 31, 1999 and are otherwise able to operate without being adversely affected by the change from the twentieth to the twenty-first century.

                  (q) Except as shown on Exhibit 4.2-Q, there are no contracts, agreements or other arrangements which could result in the payment by the Company or by any subsidiary of an "Excess Parachute Payment" as that term is used in Section 280G of the Code.

                  (r) Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offering Documents will, at the respective times the Schedule 14D-9 and the Schedule 14D-1 are filed with the SEC and first published, sent or given to the Company's stockholders, contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. On the day the Proxy Statement is mailed to the Company's stockholders and on the day of the Stockholders Meeting, the Proxy Statement will not contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Stockholders Meeting or the solicitation of proxies to be used at the Stockholders Meeting. However, the Company does not make any representations or warranties with respect to information supplied by Acquisition or any of its affiliates or representatives for inclusion in the Schedule 14D-9 or the Proxy Statement, or with respect to the Offering Documents (except to the extent of information supplied by the Company for inclusion in the Offering Documents). The Schedule 14D-9 and the Proxy Statement each will comply as to form in all material respects with the requirements of the Exchange Act and the rules under it.

         4.3 Termination of Representations and Warranties. The representations and warranties in Paragraphs 4.1, 4.2 and 8.1 will terminate at the Expiration Date, and neither the Company nor Acquisition, nor any of their respective stockholders, will have any rights or claims as a result of any of those representations or warranties after the Expiration Date.

                                   ARTICLE 5

                           ACTIONS PRIOR TO THE MERGER

         5.1 Activities Until Effective Time. From the date of this Agreement to the Effective Time, except as described on Exhibit 5.1, the Company will, and will cause each of its subsidiaries to, except with the written consent of
Acquisition:

                  (a) Operate its business in the ordinary course and in a manner consistent with the manner in which it is being operated at the date of this Agreement.

                  (b) Take all reasonable steps available to it to maintain the goodwill of its business and, except as otherwise requested by Acquisition, the continued employment of its executives and other employees.

                  (c) At its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other unavoidable casualty.

                  (d) Not make any borrowings other than borrowings in the ordinary course of business under working capital lines which are disclosed in the notes to the consolidated balance sheet at January 31, 1999 included in the 1999 10-K or the consolidated balance sheet at August 1, 1999 included in the August 10-Q.

                  (e) Not enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case in the ordinary course of business.

                  (f) Not redeem or purchase any of its stock and not declare or pay any dividends, or make any other distributions or repayments of debt to its stockholders (other than payments by subsidiaries of the Company to the Company or to other wholly owned subsidiaries of the Company).

                  (g) Not make any loans or advances (other than advances for travel and other normal business expenses) to stockholders, directors, officers or employees.

                  (h) Maintain its books of account and records in the usual manner, in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments and accruals.

                  (i) Comply in all material respects with all applicable laws and regulations of governmental agencies.

                  (j) Not sell, dispose of or encumber any property or assets, or engage in any activities or transactions, except in each case in the ordinary course of business.

                  (k) Not enter into or amend any employment, severance or similar agreements or arrangements, or increase the salaries of any employees, other than through normal annual merit increases averaging not more than 5%.

                  (l) Not adopt, become an employer with regard to, or amend any employee compensation, employee benefit or post-employment benefit plan.

                  (m) Not amend its certificate of incorporation or by-laws.

                  (n) Not (i) issue or sell any of its stock (except upon exercise of options which are outstanding on the date of this Agreement or in accordance with the Company's Stock Purchase Plan as in effect on the date of Agreement) or any options, warrants or convertible or exchangeable securities or
(ii) split, combine, or reclassify its outstanding stock.

                  (o) Not authorize or enter into any agreement to take any of the actions referred to in subparagraphs (a) through (n) above.

         5.2 HSR Act Filings. The Company and Acquisition will each make as promptly as practicable the filing it is required to make under the HSR Act with regard to the transactions which are the subject of this Agreement and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to cause the waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable. The Company and Acquisition will each provide information and cooperate in all other respects to assist the other of them in making its filing under the HSR Act.

         5.3 No Solicitation of Offers; Notice of Proposals from Others. (a) The Company will not, and will not authorize or permit its, or any of its subsidiaries', officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by it or by any of its subsidiaries) directly or indirectly to initiate, solicit, encourage or otherwise facilitate any inquiry or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, or any purchase of or tender offer for, all or any significant portion of the Company's equity securities or any significant portion of the assets of the Company and its subsidiaries on a consolidated basis (each of these being an "Acquisition Proposal").

                  (b) Subparagraph (a) will not prevent the Company from, in response to an Acquisition Proposal which the Company receives despite complying with subparagraph (a) and which the Special Committee of the Company's Board determines, in good faith after consultation with its independent financial advisor, would result (if consummated in accordance with its terms) in a transaction which (i) would result in the Company's stockholders' receiving consideration which is greater than the Tender Offer Price and (ii) would be more favorable to the Company's stockholders than the Tender Offer and the Merger, furnishing non-public information (after receipt of an appropriate Confidentiality Agreement) to the person, entity or group (the "Potential Acquiror") which makes the Acquisition Proposal and entering into discussions and negotiations with that Potential Acquiror.

                  (c) If the Company receives an Acquisition Proposal, or the Company learns that someone other than Acquisition is contemplating soliciting tenders of Common Stock or otherwise proposes to acquire the Company or its Common Stock if the Company's stockholders do not tender their Common Stock to Acquisition or do not approve the Merger, the Company will promptly notify Acquisition of that fact and provide Acquisition with all information in the Company's possession which Acquisition reasonably requests regarding the Acquisition Proposal, solicitation of tenders or other proposed transaction, and the Company will promptly, from time to time, provide Acquisition with any additional information the Company obtains regarding the Acquisition Proposal, the solicitation of tenders or the other proposed transaction.

         5.4 Acquisition's Efforts to Fulfill Conditions. Acquisition will use its best efforts to cause all the conditions set forth in Paragraph 6.1 to be fulfilled on or before the Merger Date.

         5.5 Company's Efforts to Fulfill Conditions. The Company will use its best efforts to cause all the conditions set forth in Paragraph 6.2 to be fulfilled on or before the Merger Date.

                                   ARTICLE 6

                         CONDITIONS PRECEDENT TO MERGER

         6.1 Conditions to the Company's Obligations. The obligations of the Company to complete the Merger are subject to satisfaction of the following conditions (any or all of which may be waived by the Company):

                  (a) The representations and warranties of Acquisition contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects on the Merger Date with the same effect as though made on that date (except that representations or warranties which related expressly to a specified date or a specified period need only to have been true and correct with regard to the specified date or period), and Acquisition will have delivered to the Company a certificate dated that date and signed by the President or a Vice President of Acquisition to that effect.

                  (b) Acquisition will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled on or before the Merger Date.

                  (c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains the Company from completing the transactions which are the subject of this Agreement

                  (d) If stockholder approval of the Merger is required by applicable law or by the rules of the Nasdaq National Market (if they are applicable), the Merger will have been approved by the holders of a majority of the outstanding shares of Common Stock.

         6.2 Conditions to Acquisition's Obligations. The obligations of Acquisition to complete the Merger are subject to the following conditions (any or all of which may be waived by Acquisition):

                  (a) The representations and warranties of the Company contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects on the Merger Date with the same effect as though made on that date (except that representations or warranties which related expressly as to specified date or a specified period need only to have been true and correct with regard to the specified date or period), and the Company will have delivered to Acquisition a certificate dated that date and signed by the President or a Vice President of the Company to that effect.

                  (b) The Company will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled on or before the Merger Date.

                  (c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains Acquisition from completing the transactions which are the subject of this Agreement and no action will be pending against the Company, Acquisition, Holdings or any of Holdings' members relating to the transactions which are the subject of this Agreement which presents a reasonable likelihood of resulting in an award of damages against the Company or Acquisition which would be material after the Merger to the Surviving Corporation and its subsidiaries taken as a whole or an award of damages against Holdings or a member of Holdings which would be material to Holdings or any of Holdings' members.

                  (d) If stockholder approval of the Merger is required by applicable law or by the rules of the Nasdaq National Market (if they are applicable), the Merger will have been approved by the holders of at least a majority of the outstanding shares of Common Stock.

                  (e) If stockholder approval of the Merger is required by applicable law or by the rules of the Nasdaq National Market (if they are applicable), the Effective Time will occur not later than 120 days after the Expiration Time, unless the Effective Time is delayed until after then because of actions of Acquisition or its affiliates (other than the Company and its subsidiaries) or because of Acquisition's failure to fulfill obligations under this Agreement.

                                   ARTICLE 7

                                   TERMINATION

         7.1 Right to Terminate. This Agreement may be terminated at any time prior to the Effective Time (whether or not the Company's stockholders have approved the Merger):

                  (a) By mutual consent of the Company and Acquisition.

                  (b) By Acquisition if the condition in Paragraph 6.2(e) is not fulfilled.

                  (c) By the Company if (i) it is determined that any of the representations or warranties of Acquisition contained in this Agreement was not complete and accurate in all material respects on the date of this Agreement or
(ii) any of the conditions in Paragraph 6.1 is not satisfied or waived by the Company on or before the Merger Date.

                  (d) By Acquisition if (i) it is determined that any of the representations or warranties of the Company contained in this Agreement was not complete and accurate in all material respects on the date of this Agreement or
(ii) any of the conditions in Paragraph 6.2 is not satisfied or waived by Acquisition on or before the Merger Date.

                  (e) By the Company if (i) the Company receives an Acquisition Proposal in which a Potential Acquirer makes a specific proposal to acquire the Company or substantially all its assets on specific terms (a "Firm Proposal"), or a Potential Acquiror commences a cash tender offer for all the Company's outstanding stock (other than any already owned by the Potential Acquiror), (ii) within 10 business days after the Company receives the Firm Proposal or the tender offer is commenced, the Special Committee determines the Firm Proposal or the tender offer is a Superior Proposal and resolves to accept the Superior Proposal, or to recommend that stockholders tender their shares in response to the Superior Proposal, unless Acquisition will increase the Tender Offer price to an amount per share at least as great as the consideration per share the Company's stockholders would receive as a result of the Superior Proposal or the tender offer, (iii) the Company has given Acquisition at least 5 business days' prior notice (A) of the terms of the Superior Proposal (including the consideration per share, valuing non-cash consideration as described below, which the Company's stockholders would receive as a result of the Superior Proposal), and (B) that unless Acquisition increases the Tender Offer Price to an amount per share at least as great as the consideration per share the Company's stockholders would receive as a result of the Superior Proposal, as set forth in the notice this Agreement will terminate, and (iv) the Company has (x) paid Acquisition $3,850,000, (y) reimbursed Acquisition for all the expenses related to the transactions which are the subject of this Agreement which Acquisition or its affiliates (including Holdings, Three Cities and Three Cities Research, Inc.) incurred in connection with this Agreement and the transactions contemplated by it (including reasonable fees and expenses of professionals and other consultants, commitment fees and other financing costs, and out of pocket costs incurred by employees in investigating the business and financial condition of the Company and in connection with the negotiation of this Agreement and efforts to carry out the transactions which are the subject of this Agreement) regarding which Acquisition has presented reasonable documentation to the Company, and (z) agreed in writing to reimburse Acquisition for all expenses of the type described in clause (y) for which Acquisition subsequently presents reasonable documentation to the Company (up to a total reimbursement of expenses under clauses (y) and (z) not exceeding $1,285,000). A "Superior Proposal" is an Acquisition Proposal which (A) would result in the Company's stockholders' receiving consideration which is greater than the Tender Offer Price (valuing non-cash consideration at its fair market value as determined in good faith by the Board after consultation with its independent financial advisor), (B) is not subject to the outcome of due diligence or any other form of investigation, (C) is not subject to a financing contingency and is from a Proposed Acquiror which the Board reasonably determines in good faith after consultation with its independent financial advisor has the financial resources necessary to carry out the transaction and (D) the Board determines in good faith after consultation with its independent financial advisor to be more favorable to the Company's stockholders than the Tender Offer and the Merger. A notice that this Agreement will terminate given pursuant to clause (iii) of the first sentence of this subparagraph will be irrevocable (unless Acquisition consents in writing to its being withdrawn by the Company) and will result in this Agreement's terminating on the later of the date specified in the notice or the date the Company makes the payments and provides the agreement described in clause (iv) of the first sentence of this subparagraph. When the Company delivers a notice pursuant to clause (iii) of the first sentence of this subparagraph, Acquisition's obligations under Paragraphs 5.2, and 5.5 will terminate.

                  (f) By either the Company or Acquisition, but only with regard to the Merger, if less than 51% of the outstanding shares of Common Stock which neither Acquisition nor Holdings owns when Acquisition makes a public announcement of the Tender Offer are properly tendered in response to the Tender Offer and not withdrawn.

         7.2 Manner of Terminating Agreement If at any time the Company or Acquisition has the right under Paragraph 7.1 to terminate this Agreement, it can terminate this Agreement by a written notice to the other of them that it is terminating this Agreement.

         7.3 Effect of Termination. If this Agreement is terminated pursuant to Paragraph 7.1, after this Agreement is terminated, neither party will have any further rights or obligations under this Agreement other than the Company's obligations under the agreement to reimburse expenses described in Paragraph 7.1(e). Nothing contained in this Paragraph will, however, relieve either party of liability for any breach of this Agreement which occurs before this Agreement is terminated.

                                   ARTICLE 8

                               ABSENCE OF BROKERS

         8.1 Representations and Warranties Regarding Brokers and Others. The Company and Acquisition each represents and warrants to the other of them that nobody acted as a broker, a finder or in any similar capacity in connection with the transactions which are the subject of this Agreement. The Company and Acquisition each indemnifies the other of them against, and agrees to hold the other of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the indemnifying party in connection with the transactions which are the subject of this Agreement.

                                   ARTICLE 9

                                 OTHER AGREEMENT

         9.1 Indemnification for Prior Acts.

                  (a) The Surviving Corporation will honor, and will not amend or modify for a period of not less than six years after the date of this Agreement, any and all obligations of the Company and its subsidiaries to indemnify present and former directors, officers or employees of the Company or its subsidiaries (each an "Indemnified Party") with respect to matters which occur on or prior to the Effective Time, whether provided in the certificate of incorporation or by-laws of the Company or any of its subsidiaries, in any of the agreements listed on Exhibit 9.1-A(1) or under the DGCL. The Surviving Corporation will maintain in effect for not less than six years after Effective Time with respect to occurrences prior to the Effective Time the Company's policies of directors and officers' liability insurance which are in effect on the date of this Agreement and are listed on Exhibit 9.1-A(2) (notwithstanding any provisions of those policies that they will terminate as a result of Merger) to the extent that such insurance (or substantially similar insurance) is available at a cost not exceeding $75,000.

                  (b) The provisions of this Paragraph 9.1 are intended to be for the benefit of, and will be enforceable by, the respective directors, officers and employees of the Company or its subsidiaries to which it relates and their heirs and representatives and will be binding upon the Surviving Corporation.

                                   ARTICLE 10

                                     GENERAL

         10.1 Expenses. The Company and Acquisition will each pay its own expenses in connection with the transactions which are the subject of this Agreement, including legal fees.

         10.2 Access to Properties, Books and Records. From the date of this Agreement until the Effective Time, the Company will, and will cause each of its subsidiaries to, give representatives of Acquisition full access during normal business hours to all of their respective properties, books and records. Acquisition will, and will cause its representatives to, hold all information it receives as a result of its access to the properties, books and records of the Company or its subsidiaries in confidence, except to the extent that information
(i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to Acquisition from a third party which, insofar as Acquisition is aware, is not under an obligation to the Company, or to a subsidiary of the Company, to keep the information confidential, (iii) was known to Acquisition or its affiliates (which include Holdings, Three Cities and Three Cities Research, Inc.) before it was made available to Acquisition or its representative by the Company or a subsidiary, (iv) otherwise is independently developed by Acquisition or its affiliates, or (v) Acquisition reasonably believes is required to be included in the Offering Documents, the Schedule 14D-9 or the Proxy Statement. If this Agreement is terminated prior to the Effective Time, Acquisition will, at the request of the Company, deliver to the Company all documents and other material obtained by Acquisition from the Company or a subsidiary in connection with the transactions which are the subject of this Agreement or evidence that that material has been destroyed by Acquisition.

         10.3 Press Releases. The Company and Acquisition will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement, except that nothing in this Paragraph will prevent either party from making any statement when and as required by law or by the rules of any securities exchange or securities quotation or trading system on which securities of that party or an affiliate are listed, quoted or traded.

         10.4 Entire Agreement. This Agreement and the documents to be delivered in accordance with this Agreement contain the entire agreement between the Company and Acquisition relating to the transactions which are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between the Company and Acquisition are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

         10.5 Effect of Disclosures. Any information disclosed by a party in any representation or warranty contained in this Agreement (including exhibits to this Agreement) will be treated as having been disclosed in connection with each representation and warranty made by that party in this Agreement.

         10.6 Captions. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

         10.7 Prohibition Against Assignment. Neither this Agreement nor any right of any party under it may be assigned, except that Acquisition may assign its rights under this Agreement to a corporation or other entity a majority of the equity of which is owned by persons who, at the time of the assignment, own a majority of the equity of Acquisition.

         10.8 Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), on the business day after the day on which it is sent by a major nationwide overnight delivery service, or on the third business day after the day on which it is mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

         If to Acquisition:

                  GR Acquisition Corporation
                  c/o Three Cities Research, Inc.
                  650 Madison Avenue
                  New York, New York
                  Attention:        J. William Uhrig
                  Facsimile:        212-980-1142

         with a copy to:

                  David W. Bernstein
                  Rogers & Wells LLP
                  200 Park Avenue
                  New York, New York  10166
                  Facsimile:        212-878-8375

         If to the Company.:

                  Garden Ridge Corporation
                  Suite 170
                  19411 Atrium Place
                  Houston, Texas 77084
                  Attention:  President
                  Facsimile:

         with a copy to:

                  Bruce LaBoon
                  Locke Liddell & Sapp LLP
                  600 Travis Street
                  35th Floor
                  Houston, Texas 77002
                  Facsimile: 713-223-3717

         10.9 Governing Law. This Agreement will be governed by, and construed under, the substantive laws of the State of Delaware.

         10.10 Amendments. This Agreement may be amended only by a document in writing signed by both the Company and Acquisition.

         10.11 Counterparts. This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

         IN WITNESS WHEREOF, the Company and Acquisition have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

                                           GARDEN RIDGE CORPORATION

                                           By:
                                              ----------------------------------
                                           Title:


                                           GR ACQUISITION CORPORATION


                                           By:
                                              ----------------------------------
                                           Title: President

Article 1             THE TENDER OFFER...........................................................................1

         1.1      The Tender Offer...............................................................................1

         1.2      Company Action.................................................................................4

Article 2             THE MERGER.................................................................................6

         2.1      Agreement to Effect Merger.....................................................................6

         2.2      The Merger.....................................................................................6

         2.3      Certificate of Incorporation...................................................................7

         2.4      By-Laws........................................................................................7

         2.5      Directors......................................................................................7

         2.6      Officers.......................................................................................7

         2.7      Stock of the Company...........................................................................7

         2.8      Stock of Acquisition...........................................................................8

         2.9      Stockholders Meeting...........................................................................8

         2.10     Voting by Acquisition..........................................................................9

         2.11     Dissenting Shares..............................................................................9

         2.12     Payment for Shares............................................................................10

         2.13     Options and Warrants..........................................................................12

Article 3             EFFECTIVE TIME OF MERGER..................................................................12

         3.1      Date of the Merger............................................................................12

         3.2      Execution of Certificate of Merger............................................................12

         3.3      Effective Time of the Merger..................................................................13

Article 4             REPRESENTATIONS AND WARRANTIES............................................................13

         4.1      Representations and Warranties of Acquisition.................................................13

         4.2      Representations and Warranties of the Company.................................................16

         4.3      Termination of Representations and Warranties.................................................23

Article 5             ACTIONS PRIOR TO THE MERGER...............................................................23

         5.1      Activities Until Effective Time...............................................................23

         5.2      HSR Act Filings...............................................................................25

         5.3      Proxy Statements and Stockholders' Meetings...................................................25

         5.4      No Solicitation of Offers; Notice of Proposals from Others....................................26

         5.5      Acquisition's Efforts to Fulfill Conditions...................................................27

         5.6      Company's Efforts to Fulfill Conditions.......................................................27

Article 6             CONDITIONS PRECEDENT TO MERGER............................................................27

         6.1      Conditions to the Company's Obligations.......................................................27

         6.2      Conditions to Acquisition's Obligations.......................................................28

Article 7             TERMINATION...............................................................................29

         7.1      Right to Terminate............................................................................29

         7.2      Manner of Terminating Agreement...............................................................33

         7.3      Effect of Termination.........................................................................33

Article 8             ABSENCE OF BROKERS........................................................................33

         8.1      Representations and Warranties Regarding Brokers and Others...................................33

Article 9             OTHER AGREEMENTS..........................................................................34

         9.1      Indemnification for Prior Acts................................................................34

         9.2      Agreement Not To Merge Under Certain Conditions...............................................35

         9.3      Agreement Regarding Directors.................................................................36

         9.4      Agreement to Vote or Sell Shares..............................................................36

         9.5      Control of Stockholder Suits..................................................................37

Article 10            GENERAL...................................................................................37

         10.1     Expenses......................................................................................37

         10.2     Access to Properties, Books and Records.......................................................37

         10.3     Press Releases................................................................................38

         10.4     Entire Agreement..............................................................................38

         10.5     Effect of Disclosures.........................................................................38

         10.6     Captions......................................................................................38

         10.7     Prohibition Against Assignment................................................................39

         10.8     Notices and Other Communications..............................................................39

         10.9     Governing Law.................................................................................41

         10.10    Amendments....................................................................................41

         10.11    Counterparts..................................................................................41

                                  Exhibit 1.1-E

         Acquisition will not be required to accept for payment or pay for any Common Stock tendered in response to the Tender Offer if:

          (a) Any statute, rule, regulation, order or injunction has been enacted, promulgated, entered or enforced by any national or state government or governmental authority or by any United States court of competent jurisdiction, that would make the acquisition of the tendered Common Stock by Acquisition illegal or otherwise prohibit consummation of the Tender Offer or the Merger; or

         (b) There has been (i) a general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the Nasdaq National Market System which continued for at least three business days,
(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) which continued for at least three business days, (iii) the commencement of a war or armed hostilities or any other international or national calamity directly or indirectly involving the United States, which has a significant adverse effect on the functioning of financial markets in the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority or agency on the extension of credit by banks or other financial institutions which would have a material adverse effect on Acquisition's ability to purchase and pay for all the Common Stock which is tendered in response to the Tender Offer and to carry out the Merger on the terms contemplated by the Agreement or (v) there is a material acceleration or worsening of any of the conditions described in clauses (i) through (iv) which exists at the date of the commencement of the Tender Offer.

         (c) Any of the representations or warranties of the Company in the Agreement is not true and correct as of the date of the Agreement, except failures to be true and correct which would not, in the aggregate, have a Material Adverse Effect upon the Company or adversely affect Acquisition's legal ownership of the tendered Common Stock, Acquisition's legal ability to consummate the Merger as contemplated by the Agreement, or the ownership of the Surviving Corporation after the Merger by the persons which own the stock of Acquisition immediately before the Merger;

         (d) Without limiting the condition in subparagraph (c), Acquisition learns that the 1999 10-K or the August 10-Q contained a false or misleading statement with respect to a material fact or omitted to state a material fact required to be stated therein or which may be necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than with regard to matters which are the subject of the Stockholder Suits);

         (e) Since August 1, 1999, there has been a material adverse change in the business or financial condition of the Company and its subsidiaries taken as a whole (other than a reduction of assets and net worth due to purchases by the Company of its own Common Stock, including purchases through a tender offer which expired on September 23, 1999) or in the consolidated results of operations of the company and its subsidiaries compared with the consolidated results of their operations for the same period of the prior year.

         (f) The Company has not performed all the obligations it is required to have performed under the Agreement by the Expiration Date, except failures which (i) would not, in the aggregate, materially impair or delay the ability of Acquisition to consummate the purchase of the Common Stock which is tendered in response to the Tender Offer or the ability of

Acquisition and the Company to effect the Merger, and (ii) are not reasonably expected to, have a Material Adverse Effect on the Company, or (iii) have been caused by, or result from, a breach of the Agreement by Acquisition.

         (g)  The Agreement has been terminated in accordance with its terms;

         (h) The Board withdraws or modifies in a manner adverse to Acquisition the Board's approval or recommendation of the Tender Offer or the Merger; or

         (i) the shares of Common Stock tendered in response to the Tender Offer are not at least 51% of the outstanding shares of Common Stock which Acquisition does not own when it makes a public announcement of the Tender Offer.

         The conditions set forth above are for the sole benefit of Acquisition, and may be waived by Acquisition, in whole or in part. Any delay by Acquisition in exercising the right to terminate the Tender Offer because any of the conditions are not fulfilled will not be deemed a waiver of its right to do so.